United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




    Date of Report (Date of earliest event reported): April 17, 2003



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




  State of Incorporation                       IRS Employer Identification No.
        Delaware                                        06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated April 17, 2003 regarding its financial results for the period ended March 31, 2003, including consolidated statements of income and selected segment data for the three months ended March 31, 2003 and 2002, reconciliation of reported consolidated results to adjusted results for the three months ended March 31, 2003 and consolidated balance sheets at March 31, 2003, December 31, 2002 and March 31, 2002, are attached.


Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit                Description
------     -------------------------------------------------------------------
(1)        Pitney Bowes Inc. press release dated April 17, 2003.


Item 9 - Regulation FD

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

On April 17, 2003, the registrant issued a press release setting forth its first quarter 2003 earnings. A copy of its press release is attached hereto as Exhibit 1 and hereby incorporated by reference.

                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                PITNEY BOWES INC.

April 17, 2003




                                      /s/ B.P. Nolop
                                      ------------------------------
                                      B. P. Nolop
                                      Executive Vice President and
                                      Chief Financial Officer
                                      (Principal Financial Officer)




                                      /s/ A.F. Henock
                                      ------------------------------
                                      A. F. Henock
                                      Vice President - Finance
                                      (Principal Accounting Officer)

                                                                  EXHIBIT 1
                                                                  ---------


            PITNEY BOWES MEETS EARNINGS TARGET FOR FIRST QUARTER 2003
            ---------------------------------------------------------
            o  Revenue Growth of 4%
            o  Cash from Operations of $217 Million
            o  1.6 Million Shares Repurchased

         STAMFORD, Conn., April 17, 2003 - Pitney Bowes Inc. (NYSE: PBI) today announced revenue and earnings for the first quarter 2003 that were in line with previous guidance.
         Commenting on the quarter, Chairman and CEO Michael J. Critelli stated, "Once again the strength of our business model gives us the resilience to meet expectations in a challenging economic environment. Even though the economy was as difficult as we had feared it might be, we were able to grow both revenue and operating profit in our core businesses and meet our revenue and earnings targets."
         Revenue for the quarter grew four percent to $1.09 billion and net income was $113.9 million or $.48 per diluted share. In January this year the company announced that it would take actions to execute long-term growth strategies, and as a result, expected to record approximately $100 million of after-tax charges over the next two years. During the quarter, the company took several actions as part of this restructuring and recorded an after-tax charge of $14 million or $.06 per diluted share. Diluted earnings per share excluding this charge were $.54. First quarter 2003 earnings per share included $.04 per diluted share from non-core Capital Services operations compared to $.06 per diluted share in the first quarter of 2002.

         The company also generated $217 million in cash from operations during the quarter. Subtracting $68 million in capital expenditures and excluding $13 million in payments associated with restructuring initiatives, free cash flow was $161 million. The company repurchased 1.6 million shares during the quarter at an average price of $31.84, leaving $250 million of authorization for share repurchases in 2003 and 2004.
        In the first quarter, revenue increased five percent and operating profit increased nine percent in the Global Mailing Segment. Global Mailing continued to experience good customer demand for its revolutionary digital mailing systems and related value added services. It benefited from strong growth in its small business operations, although the economy caused some delayed decision-making for upgrades and new equipment purchases at the high end of the product line. Additionally, PSI Group, Inc. added operations and customers during the quarter as the company's pre-sort or work sharing service network continued to expand in terms of reach and revenue contribution.
         Within the Global Mailing segment, non-U.S. revenue grew at a double-digit rate as a result of favorable foreign currency exchange rates. Canada and Australia had good revenue growth in local currency, helped by the introduction of new digital mailing systems. France also experienced good revenue growth on a local currency basis, helped by the success of the Secap organization. In many other European countries revenue declined on a local currency basis due to economic weakness and reduced demand after meter migration. Economic conditions also caused a revenue decline in Japan during the period.
         The Enterprise Solutions Segment includes Pitney Bowes Management Services (PBMS) and Document Messaging Technologies (DMT). The segment reported four percent revenue growth and an operating profit decline of 35 percent for the quarter.
         PBMS reported revenue growth of four percent to $244 million when compared to the prior year, while operating profit declined 37 percent. The lingering economic malaise continues to contract the telecommunications, financial services and transaction-based legal services industries, with a resultant adverse impact on PBMS revenue growth and margins. PBMS continued to add new customers and has retained all of its large customers. Yet margins were adversely impacted by the initial lower margins, higher start-up costs and delayed implementation associated with new accounts, and the loss of higher margin business with long-term customers as they continued to downsize. PBMS remains focused on diversifying its customer base and providing higher value services to its existing customers, while enacting cost reduction and containment measures to address these margin pressures.

         DMT reported revenue of $59 million for the quarter, an increase of three percent versus the prior year. Operating profit also rose three percent during the quarter. DMT continued to be adversely impacted by reduced capital spending by businesses.
         Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, showed a five percent increase in revenue and a six percent increase in operating profit.
         Revenue for the quarter declined 14 percent and operating profit decreased 13 percent in the Capital Services Segment which is consistent with the company's previously announced decision to cease originating large-ticket, structured, third party financing of non-core assets. During the quarter, the company liquidated approximately $80 million of non-core assets, including $29 million of its assets held for sale, and continued to pursue the sale of other non-core lease assets on an economically advantageous basis.
         The company anticipates that, in aggregate, the global economy will remain weak for at least the near term. Given this assumption, the company expects year-over-year revenue growth for the second quarter and the full year 2003 to be in the range of two to four percent. As previously announced, over the course of the next two years the company expects to incur $100 million of after-tax restructuring charges, inclusive of the $14 million in restructuring charges recorded during this quarter. The company is still finalizing plans related to future restructuring actions, a portion of which will be recorded in the second quarter of 2003. Therefore, earnings guidance is provided excluding the impact of these future charges. Diluted earnings per share are expected to be in the range of $.58 to $.60 for the second quarter 2003 and the company is reaffirming previous full year guidance of $2.38 to $2.45 exclusive of restructuring charges.
           In year-over-year comparisons, first quarter 2003 revenue included $290.9 million from sales of equipment and supplies, down five percent; $214.3 million from rentals, up five percent; $134.4 million from core financing, up three percent; $29.8 million from non-core financing down 17 percent; $272.6 million from business services, up 16 percent; and $148.9 million from support services, up eight percent. Net income for the period was $113.9 million, or $.48 per diluted share, down 12 percent compared to the first quarter of 2002. Excluding the after tax impact of the $21 million restructuring charge, net income was $127.5 million or $.54 per diluted share in the first quarter of 2003.

         Management of Pitney Bowes will discuss the company's financial results in a conference call today scheduled for 11 a.m. EDT. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at www.investorrelations.pitneybowes.com.
                             -------------------------------------
         Pitney Bowes engineers the flow of communication. The company is a $4.4 billion global leader of integrated mail and document management solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.
                                            -------------------
         Pitney Bowes has presented in this earnings release net income and diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis.
         Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the Company's results of operations. In general, results are adjusted to exclude the impact of special items of a non-recurring nature, such as restructuring charges and write downs of assets, which materially impact the comparability of the Company's results of operations. The adjusted financial information is intended to be more indicative of the ongoing operations and economic results of the Company.
         This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with generally accepted accounting principles (GAAP). Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.
         Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the Company's web site www.pitneybowes.com
                                                            -------------------
in the Investor Relations section.

         The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the second quarter and full year 2003, and our expected diluted earnings per share for the second quarter and for the full year 2003. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2002 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

================================================================================
Note: Consolidated statements of income for the three months ended March 31, 2003 and 2002, and consolidated balance sheets at March 31, 2003, December 31, 2002, and March 31, 2002, are attached.

                                Pitney Bowes Inc.
                        Consolidated Statements of Income

(Dollars in thousands, except per share data)

                                                                     (Unaudited)
                                                             Three Months Ended March 31,
                                                    -------------------------------------
                                                              2003                   2002
                                                    --------------         --------------
Revenue from:
  Sales                                             $      290,850         $      306,802
  Rentals                                                  214,301                203,783
  Core financing                                           134,361                130,701
  Non-core financing                                        29,756                 35,668
  Business services                                        272,620                234,397
  Support services                                         148,921                138,157
                                                    --------------         --------------

         Total revenue                                   1,090,809              1,049,508
                                                    --------------         --------------

Costs and expenses:
  Cost of sales                                            139,927                146,419
  Cost of rentals                                           41,608                 43,105
  Cost of core financing                                    35,193                 36,486
  Cost of non-core financing                                11,267                 11,076
  Cost of business services                                222,793                187,851
  Cost of support services                                  78,299                 71,603
  Selling, general and administrative                      295,150                285,065
  Research and development                                  35,751                 34,069
  Restructuring charge                                      21,265                      -
  Interest, net                                             43,281                 45,298
                                                    --------------         --------------

         Total costs and expenses                          924,534                860,972
                                                    --------------         --------------

Income before income taxes                                 166,275                188,536

Provision for income taxes                                  52,372                 59,019
                                                    --------------         --------------

Net income                                          $      113,903         $      129,517
                                                    ==============         ==============

Basic earnings per share
  Net income                                        $         0.48         $         0.54
     Restructuring charge                                     0.06                      -
                                                    --------------         --------------

  Net income excluding restructuring charge         $         0.54         $         0.54
                                                    ==============         ==============

Diluted earnings per share
  Net income                                        $         0.48         $         0.53
     Restructuring charge                                     0.06                      -
                                                    --------------         --------------

  Net income excluding restructuring charge         $         0.54         $         0.53
                                                    ==============         ==============

Average common and potential common
  shares outstanding                                   236,522,184            244,288,147
                                                    ==============         ==============

                                                           Pitney Bowes Inc.
                                                     Consolidated Balance Sheets

(Dollars in thousands, except per share data)

                                                                      (Unaudited)                     (Unaudited)
Assets                                                                   3/31/03         12/31/02        3/31/02
------                                                             -------------     ------------   ------------

Current assets:
  Cash and cash equivalents                                        $     375,653     $    315,156   $    264,323
  Short-term investments, at cost which
   approximates market                                                     8,411            3,491         10,545
  Accounts receivable, less allowances:
   3/03  $37,191  12/02  $35,139  3/02  $32,199                          428,340          404,366        394,692
  Finance receivables, less allowances:
   3/03  $70,538  12/02  $71,373  3/02  $64,427                        1,433,848        1,446,460      1,598,463
  Inventories                                                            230,009          210,888        172,804
  Other current assets and prepayments                                   179,347          172,264        148,063
                                                                   -------------     ------------   ------------

     Total current assets                                              2,655,608        2,552,625      2,588,890
                                                                   -------------     ------------   ------------

Property, plant and equipment, net                                       638,152          622,244        537,850
Rental equipment and related inventories, net                            421,841          422,717        450,582
Property leased under capital leases, net                                  2,057            1,974          1,193
Long-term finance receivables, less allowances:
   3/03  $80,839  12/02  $82,635  3/02  $66,913                        1,651,509        1,686,168      1,816,210
Investment in leveraged leases                                         1,530,720        1,559,915      1,368,729
Goodwill                                                                 892,096          827,241        668,908
Other assets                                                           1,056,956        1,059,430        818,002
                                                                   -------------     ------------   ------------

Total assets                                                       $   8,848,939     $  8,732,314   $  8,250,364
                                                                   =============     ============   ============

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities                         $   1,280,359     $  1,248,337   $  1,367,091
  Income taxes payable                                                   155,301           98,897        290,024
  Notes payable and current portion of
   long-term obligations                                               1,533,078        1,647,338      1,234,773
  Advance billings                                                       375,799          355,737        321,264
                                                                   -------------     ------------   ------------

     Total current liabilities                                         3,344,537        3,350,309      3,213,152
                                                                   -------------     ------------   ------------

Deferred taxes on income                                               1,522,996        1,535,618      1,260,820
Long-term debt                                                         2,422,424        2,316,844      2,233,844
Other noncurrent liabilities                                             353,373          366,216        347,136
                                                                   -------------     ------------   ------------

     Total liabilities                                                 7,643,330        7,568,987      7,054,952
                                                                   -------------     ------------   ------------

Preferred stockholders' equity in a
  subsidiary company                                                     310,000          310,000        310,000

Stockholders' equity:
  Cumulative preferred stock, $50 par value,
   4% convertible                                                             24               24             24
  Cumulative preference stock, no par value,
   $2.12 convertible                                                       1,417            1,432          1,552
  Common stock, $1 par value                                             323,338          323,338        323,338
  Capital in excess of par value                                               -                -          2,013
  Retained earnings                                                    3,889,447        3,848,562      3,716,613
  Accumulated other comprehensive income                                 (81,736)        (121,615)      (154,304)
  Treasury stock, at cost                                             (3,236,881)      (3,198,414)    (3,003,824)
                                                                   -------------     ------------   ------------

     Total stockholders' equity                                          895,609          853,327        885,412
                                                                   -------------     ------------   ------------

Total liabilities and stockholders' equity                         $   8,848,939     $  8,732,314   $  8,250,364
                                                                   =============     ============   ============

                                               Pitney Bowes Inc.
                                          Revenue and Operating Profit
                                              By Business Segment
                                                 March 31, 2003
                                                  (Unaudited)

(Dollars in thousands)
                                                                                               %
                                                           2003             2002          Change
                                                    --------------      -------------     --------
First Quarter
------------
     Revenue
     -------

     Global Mailing                                 $      747,941      $     712,091         5%
     Enterprise Solutions                                  303,209            291,390         4%

                                                    --------------      -------------     --------
        Total Messaging Solutions                        1,051,150          1,003,481         5%
                                                    --------------      -------------     --------

     Non-core                                               29,756             35,668       (17%)
     Core                                                    9,903             10,359        (4%)
                                                    --------------      -------------     --------
     Capital Services                                       39,659             46,027       (14%)
                                                    --------------      -------------     --------

     Total Revenue                                  $    1,090,809      $   1,049,508         4%
                                                    ==============      =============     ========

     Operating Profit (1)
     -------------------

     Global Mailing                                 $      220,577      $     201,581         9%
     Enterprise Solutions                                   11,364             17,581       (35%)

                                                    --------------      -------------     --------
        Total Messaging Solutions                          231,941            219,162         6%
                                                    --------------      -------------     --------

     Non-core                                               12,025             15,380       (22%)
     Core                                                    5,071              4,327        17%
                                                    --------------      -------------     --------
     Capital Services                                       17,096             19,707       (13%)
                                                    --------------      -------------     --------

     Total Operating Profit                                249,037            238,869         4%

     Unallocated amounts:
        Net interest (corporate interest expense,
          net of intercompany transactions)                (26,193)           (20,245)
        Corporate expense                                  (35,304)           (30,088)
        Restructuring charge                               (21,265)                 -
                                                    --------------      -------------

     Income before income taxes                     $      166,275      $     188,536
                                                    ==============      =============

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

                                 Pitney Bowes Inc.
        Reconciliation of Reported Consolidated Results to Adjusted Results
                                    (Unaudited)

(Dollars in thousands, except per share amounts)

                                                   Three months ended
                                                      March 31, 2003
                                                   ------------------


GAAP income before income taxes, as reported       $         166,275
 Restructuring charge                                         21,265
                                                   -----------------
Income before income taxes, as adjusted                      187,540
Provision for income taxes, as adjusted                       60,027
                                                   -----------------
Net income, as adjusted                            $         127,513
                                                   =================


GAAP diluted earnings per share, as reported       $            0.48
 Restructuring charge                                           0.06
                                                   -----------------
Diluted earnings per share, as adjusted            $            0.54
                                                   =================


GAAP net cash provided by operating activities,
 as reported                                       $         216,848
  Net investment in fixed assets                             (68,342)
                                                   -----------------
Free cash flow                                               148,506
 Payments related to restructuring charge                     12,835
                                                   -----------------
Free cash flow excluding restructuring payments    $         161,341
                                                   =================
